Exhibit 99.1

In connection with its discussions under confidentiality agreements with certain large shareholders and other potential lenders, the Company provided such parties with the following information:

Vessel operating expenses at the beginning of 2016 are expected to be approximately $5,500 per vessel per day, decreasing on a per vessel basis to approximately $5,200 per day by the end of 2016 and flattening out thereafter.